Exhibit 99.1

Dennis S. Hudson III

Chairman and Chief Executive Officer

(772) 288 6086

denny.hudson@seacoastbank.com

SEACOAST ANNOUNCES MANAGEMENT APPOINTMENTS

STUART, Fla., May 15, 2019 /GLOBE NEWSWIRE/ -- Seacoast Banking Corporation of Florida (“Seacoast” or “the Company”) (NASDAQ: SBCF) today announced the following refinements to its management organization, effective immediately, continuing to align its experienced leadership team with Seacoast’s long-term strategies.

•	Charles Shaffer, currently Executive Vice President and Chief Financial Officer, has been appointed Chief Operating Officer. Each of Seacoast’s business units and related sales and marketing functions, led by Director of Sales and Marketing, Jennifer Reissman, will report directly to Shaffer, who will remain Chief Financial Officer.
•	Jeffrey Lee, currently Executive Vice President and Chief Marketing Officer, has been appointed Chief Digital Officer, encompassing Seacoast’s comprehensive technology, customer analytics, and digital activities.
•	David Houdeshell, currently Executive Vice President and Chief Risk Officer, has been appointed Chief Credit Officer.
•	Joseph Forlenza, currently Executive Vice President and Chief Audit Executive, has been appointed Chief Risk Officer.

Dennis S. Hudson, III, Seacoast’s Chairman and Chief Executive Officer, said, “Over the past several years, Seacoast’s successful execution of its balanced growth strategy has transformed our bank. Comprising organic growth, disciplined acquisitions and careful cost controls, our strategy has helped us create significant shareholder value, outperforming peer market indices over one-, two- and three-year time horizons, while earning Seacoast a place last year on Fortune’s 100 Fastest Growing Companies list and the S&P SmallCap 600 index.

“We believe our strategy will continue to serve us well as we attain our Vision 2020 goals and further capitalize on our strategic advantages, including Seacoast’s attractive franchise in the state’s fastest growing markets, including West Palm Beach, Orlando and Tampa, and our customer analytics platform, which continues to be an important part of our value proposition. As we continue to execute our robust business model, we will remain committed to top-tier performance and will maintain our conservative risk profile and discipline.

‘We have an experienced and highly talented management team with the right skills and background to implement our strategy. With today’s announcement, we are taking the opportunity to further refine our management organization to support the execution of our strategy. These refinements are intended to further enhance Seacoast’s ability to deliver shareholder returns by driving growth and profitability, while also ensuring that our careful risk and expense management culture is maintained. These changes also further enable me to maintain diligent focus on our overall strategic direction and ensure continued accountability for results. Our Board and I have high confidence in each of our talented executives.”

•	Charles Shaffer was appointed Executive Vice President & Chief Financial Officer in January 2017. Previously, he led the Community Banking Group, beginning October 2013; and served as Senior Vice President and Controller of the Bank from 2005 to September 2013. As a key driver in the Company’s efforts to modernize the Bank, Shaffer has broad knowledge and experience across Seacoast’s businesses, and has been instrumental in influencing Seacoast’s retail, business banking, mobile, wealth, and non-branch distribution strategies, as well as designing and working across the organization at all levels to drive gains in growth and profitability.

•	Jeffery Lee most recently served as Executive Vice President and Chief Marketing Officer, responsible for the integration of customer analytics, digital marketing, and prospect marketing into Seacoast’s overall sales and marketing function. Lee’s broader new role recognizes the increasingly important role of Seacoast’s digital and customer analytics platforms beyond marketing, and including cost efficiency and driving profitability. Lee was appointed Senior Vice President and Marketing/Digital Banking Executive in October 2013 after joining Seacoast in May of that year as Vice President, Digital Project Manager, responsible for implementation of new digital solutions. Lee has over 18 years of digital marketing experience, including nine years with American Express, the last as International Marketing Director, leading strategy development, implementation and execution of online cross-sell activities.

•	David Houdeshell most recently served as Executive Vice President and Chief Risk Officer. He will now serve as Chief Credit Officer, ensuring strict management focus on maintaining Seacoast’s disciplined credit culture, which we consider an integral part of Seacoast’s value proposition. Houdeshell has deep credit underwriting and management experience, both at Seacoast and in his previous career. Before joining Seacoast in 2010, Houdeshell served as Executive Vice President and Credit Administrative Executive for The South Financial Group, a commercial bank holding company, where he had oversight and direction of credit administration, policy and procedure development, credit monitoring, loan review, credit processes and technology initiatives.

•	Joseph Forlenza most recently served as Executive Vice President and Chief Audit Executive. Forlenza’s new role reflects his experience and expertise in the important areas of risk and financial controls, and, along with David Houdeshell, adds to Seacoast’s already strong senior management risk review and control team. Forlenza joined Seacoast in January 2017 from GE Capital, where he primarily served as Managing Director and Chief Audit Executive of Treasury, Commercial Lending and Real Estate. Prior to GE Capital, Forlenza was a Managing Director with Citigroup’s Audit and Risk Review organization where he served in several leadership roles, including Chief Audit Executive, for Citigroup Global Markets Inc., its registered broker dealer, and those associated with coverage of a variety of capital markets businesses, support functions such as market and liquidity risk management.

About Seacoast Banking Corporation of Florida (NASDAQ: SBCF)

Seacoast Banking Corporation of Florida is one of the largest community banks headquartered in Florida with approximately $6.8 billion in assets and $5.6 billion in deposits as of March 31, 2019. The Company provides integrated financial services including commercial and retail banking, wealth management, and mortgage services to customers through advanced banking solutions, and 50 traditional branches of its locally-branded wholly-owned subsidiary bank, Seacoast Bank. Offices stretch from Fort Lauderdale, Boca Raton and West Palm Beach north through the Daytona Beach area, into Orlando and Central Florida and the adjacent Tampa market, and west to Okeechobee and surrounding counties. More information about the Company is available at www.SeacoastBanking.com.

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